EXHIBIT 8.1


                                November 29, 2001


To The Addressees Listed
  on Schedule I Hereto

                  Re:      CDC Mortgage Capital Trust 2001-HE1,
                           Mortgage Pass-Through Certificates, Series 2001-HE1
                           ---------------------------------------------------

Ladies and Gentlemen:

              We have acted as special counsel to Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor") in connection with the issuance by the CDC Mortgage Capital Trust 2001-HE1 (the "TRUST") of its Mortgage Pass-Through Certificates, Series 2001-HE1 (the "CERTIFICATES"), pursuant to a Pooling and Servicing Agreement, dated as of November 1, 2001 (the "POOLING AND SERVICING AGREEMENT"), among the Depositor, Ocwen Federal Bank FSB, as servicer, CDC Mortgage Capital Inc., as unaffiliated seller, BNC Mortgage Inc., and IMPAC Funding Corporation, as responsible parties, and Bankers Trust Company of California, N.A., as trustee;

       Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

       As special counsel, we have examined such documents and records as we deemed appropriate for purposes of rendering the opinions set forth below, including the following: (a) Prospectus dated November 8, 2001 (the "BASE PROSPECTUS"), as supplemented by the Prospectus Supplement, dated November 26, 2001 (the "PROSPECTUS Supplement"), and (b) an executed copy of the Pooling and Servicing Agreement.

       Based upon the foregoing and upon the assumptions set forth below, we are of the opinion, under the laws of the United States in effect as of the date hereof, that:

       1. Assuming that each REMIC created under the Pooling and Servicing Agreement elects, as it has covenanted to do in the Pooling and Servicing Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "CODE"), and the parties to the Pooling and Servicing Agreement comply with the terms thereof, each REMIC will be treated as a REMIC.

       2. Each of the Lower Tier Regular Interests will be treated as one or more "regular interests" in the Lower Tier REMIC and the Class LT-R Interest will be the sole "residual interest" in the Lower Tier REMIC.

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To The Addressees Listed
  on Schedule I Hereto
November 29, 2001
Page 2


       3. Each of the Class A, Class M-1, Class M-2, Class B Certificates represents an interest in two separate investments: (i) the corresponding class of regular interests in the Upper Tier REMIC, the Class A, Class M-1, Class M-2, and Class B respectively and (ii) an interest in a notional principal contract, the right to receive Basis Risk Carry Forward Amounts. The Class X is a regular interest in the Upper Tier REMIC. The Class R-U Interest will be the sole "residual interest" in the Upper Tier REMIC.

       4.     The  Class  P  Certificates   represent  an  undivided  beneficial
ownership interest in a grantor trust under Subpart E of Part I of Subchapter J of the Internal Revenue Code, the assets of which are the Prepayment Charges.

       5. The statements under the caption "Material Federal Income Tax Considerations" in the Prospectus Supplement and "Material Federal Income Tax Consequences" in the Prospectus are accurate and complete in all material respects.

       6. As a consequence of the qualification of each of the REMICs as a REMIC, the Upper Tier Regular Interests and the Lower Tier Regular Interests will be treated as "regular ... interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c) of the Code in the same proportion that the assets in the Trust consist of qualifying assets under such Sections. In addition, as a consequence of the qualification of each of the REMICs as a REMIC, interest on the Upper Tier Regular Interests and the Lower Tier Regular Interests will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c) of the Code to the extent that such Upper Tier Regular Interests and the Lower Tier Regular Interests are treated as "real estate assets" under Section 856(c) of the Code.

       7. The rights to receive Basis Risk Carry Forward Amounts will not constitute (i) a "real estate asset" within the meaning of Section 856(c)(5)(B) of the Code if held by a real estate investment trust; (ii) a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code or a "permitted investment" within the meaning of Section 860G(a)(5) of the Code if held by a REMIC; or (iii) assets described in Section 7701(a)(19)(C)(xi) of the Code if held by a thrift.

       8. Assuming that the Trust acquires the Subsequent Mortgage Loans in the manner contemplated by the Pooling and Servicing Agreement, such acquisition will not result in a "prohibited transaction" (as defined in the REMIC Provisions) for any REMIC held by the Trust, and will not cause any REMIC held by the Trust to cease to qualify as a REMIC.

       The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above,

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To The Addressees Listed
  on Schedule I Hereto
November 29, 2001
Page 2


and we do not express an opinion on any other tax aspect of the transactions contemplated by the documents relating to the transaction.

       In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.


                                           Very truly yours,

                                   SCHEDULE I



CDC Mortgage Capital Inc.              Morgan Stanley ABS Capital I Inc.
9 West 57th Street, 36th Floor         1585 Broadway
New York, New York 10019               New York, New York 10036

Morgan Stanley & Co. Incorporated      Bankers Trust Company of California, N.A.
1585 Broadway                          1761 East St. Andrew Place
New York, New York 10036               Santa Ana, CA 92705-4934.

Financial Security Assurance Inc.      Moody's Investors Service, Inc.
350 Park Avenue                        99 Church Street
New York, New York 10072               New York, New York  10007

CDC Securities                         Standard & Poor's Ratings Services
9 West 57th Street, 36th Floor         55 Water Street
New York, New York 10019               New York, New York  10041

IMPAC Funding Corporation              BNC Mortgage Inc.
15050 Avenue of Science Suite 101      1063 McGaw Avenue
San Diego, CA 92128-3418               Irvine, CA 92604

Ocwen Federal Bank FSB
1675 Palm Beach Lakes Blvd.
West Palm Beach, FL 33401